Exhibit 99.1

Premier Entertainment Biloxi LLC Provides Update

Biloxi, Mississippi, September 15, 2005 — Premier Entertainment Biloxi LLC (d/b/a Hard Rock Hotel & Casino Biloxi) (the “Company”) would like to provide an update on several areas of operations impacted by Hurricane Katrina.

Property Update

On August 29, 2005, Hurricane Katrina directly impacted the property, causing the Company to immediately suspend operations.  The Company’s senior management team has inspected its property, together with senior personnel from its general contractor, Roy Anderson Corporation and personnel from its structural engineer.  Based upon this initial review, management believes that its approximately 1,600 space parking garage, 318 room hotel tower and three story connecting low-rise building remain structurally sound, but sustained damage that will need to be remediated.  Based upon this initial review, management believes the perimeter piling system for the casino structure remains intact, but the casino structure will need to be rebuilt.  Removal of debris and clean up of these structures and the site began September 1, 2005 and are continuing.

Senior management has met with and has future meetings scheduled with both the Chairman and the Executive Director of the Mississippi Gaming Commission and continues to monitor any potential legislative developments.

Insurance Update

Senior management has had a number of discussions with its insurance carriers, their consultants, claims adjusters and engineers and the Company’s insurance broker.  These personnel have also visited the site.  Based upon those conversations and a review of its current insurance policies, at this time, management believes that it will receive property and casualty insurance proceeds sufficient to, amongst other things:

•                  Rebuild the casino and repair, replace and/or remediate the related casino facilities with similar quality and features; and

•                  Clean-up and repair the low-rise building, hotel tower and parking garage.

Based in part on these conversations with its insurance professionals and review of its current insurance policies, at this time, management believes it will receive business interruption insurance proceeds sufficient to:

•                  Pay debt service requirements under the Company’s 10-3/4% First Mortgage Notes due 2012 for up to one year;

•                              The Company believes that these insurance proceeds, along with the approximately $8.6 million escrowed in an interest reserve account with the trustee, are sufficient to pay interest payments due on February 1, 2006,  August 1, 2006 and February 1, 2007;

•                  Pay required fees under the license agreement with Hard Rock Licensing, Inc. for up to 12 months; and

•                  Approximate its estimated income for up to 12 months.

Employee Update

All Hard Rock Hotel & Casino Biloxi employees are encouraged to call 1-888-886-0920.  Further updates are expected to become available on September 19, 2005.  The Company has established the Hard Rock Biloxi – Katrina Disaster Relief Fund to benefit its affected employees as a 501(c)(3) federally tax exempt organization.  The fund is currently accepting cash donations at the following address:  Hard Rock Biloxi – Katrina Disaster Relief Fund, c/o AA Capital Partners, Inc., 10 South LaSalle Street, Suite 3712, Chicago, IL 60603.  More information about this fund will be available shortly.

Forward Looking Statement

Actual results may differ materially from those that might be anticipated from forward-looking statements included herein.  This can occur as a results of inaccurate assumptions or as a consequence of known or unknown risks and uncertainties.  Premier Entertainment and Premier Finance undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  Factors that may cause actual performance of Premier Entertainment or Premier Biloxi to differ materially from that contemplated by such forward-looking statements include, among others:  (1) the results of the damage from Hurricane Katrina and insurance proceeds available to Premier Entertainment; (2) the gaming industry is very competitive and increased competition from the legalization or expansion of gaming in Mississippi or Alabama and the development or expansion of Native American casinos in or near Premier Entertainment’s markets could adversely affect Premier Entertainment’s profitability, (3) general construction risks and other factors, some of which are beyond Premier Entertainment’s control, could prevent Premier Entertainment form completing its construction and development projects as planned, (4) changes in gaming laws or regulations, (5) changes in federal or state tax laws, (6) changes in the economy, (7) the additional furniture, fixture, and equipment financing to complete the project and (8) changes in the scope of the project.  Additional factors that could cause actual performance of Premier Entertainment to differ materially from that contemplated by such forward-looking statements are detailed in the Registration Statement ad Premier Entertainment’s and Premier Finance’s periodic reports on Forms 10-K, 10-Q and 8-K.

About Premier Entertainment Biloxi LLC

Premier Entertainment Biloxi LLC owns and operates the Hard Rock Hotel and Casino Biloxi, a full service gaming and entertainment resort built on approximately 8.5 acres along the Mississippi Gulf Coast in Biloxi, Mississippi.

Except for the historical information contained herein, the matters addressed in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 2IE of the Securities and Exchange Act of 1934, as amended.  Words such as, but not limited to, “believes”, “expects”, “anticipates”, “estimates”, intends”, “plans”, “could”, “may”, “should” and similar expressions, together with the numerical estimates provided herein, are intended to identify forward-looking statements.  Such forward-looking statements, which may include, without limitation, statements regarding expansion plans, cash needs, sources and uses of funds, cash reserves, liquidity, operating and capital expenses, financing options, expense reductions, operating results and pending regulatory matters, are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those anticipated by Premier Entertainment.  From time to time, oral or written forwardlooking statements are also included in Premier Entertainment’s and Premier Finance’s periodic reports on Forms 10-K, 10-Q and 8-K, press releases and other materials released to the public.